Exhibit 99.2

MKS Instruments, Inc.
Director and Committee Member Compensation

		Annual	Attendance Fee per
		Retainer	Meeting
Chairman		$75,000	$2,000
Board Member		$32,000	$2,000
Lead Director		$16,000	$0
Audit Committee	Chair	$12,000	$1,500
	Member	$0	$1,500
Compensation Committee	Chair	$10,000	$1,500
	Member	$0	$1,500
Nominating & Corporate Governance Committee	Chair	$6,000	$1,500
	Member	$0	$1,500